Exhibit 3.1.4

                        TESSCO TECHNOLOGIES INCORPORATED

                            CERTIFICATE OF AMENDMENT


               TESSCO Technologies Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

               DOES HEREBY CERTIFY:

               FIRST: That the Certificate of Incorporation of the Corporation (as heretofore amended) is hereby amended by deleting Article Fourth thereof and replacing such Article with the following:

               FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is fifteen million five hundred thousand (15,500,000) shares, of which fifteen million (15,000,000) shares shall be Common Stock, par value $0.01, and five hundred thousand (500,000) shares shall be Preferred Stock, par value $0.01 per share.

               SECOND: That pursuant to a unanimous written consent of the Board of Directors of the Corporation dated May 9, 1996, resolutions were duly adopted setting forth the foregoing amendment to the Corporation's Certificate of Incorporation, declaring said amendment to be advisable, and providing that the amendment be brought before the stockholders of the Corporation for their consideration at the 1996 Annual Meeting of Stockholders.

               THIRD: That thereafter, pursuant to such resolutions of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on July 16, 1996, upon notice in accordance with section 222 of the General Corporation Law at which meeting that number of shares required by statute were voted in favor of the amendment.

               FOURTH: That the amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law.

               IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Robert B. Barnhill, Jr., its President and Chief Executive Officer, and Janet W. Barnhill, its Secretary, on this 26th day of July, 1996.

ATTEST:



/s/ JANET W. BARNHILL                       By: /s/ ROBERT B. BARNHILL, JR.
-----------------------------                   ------------------------------
Janet W. Barnhill, Secretary                    Robert B. Barnhill, Jr.
                                                President and Chief Executive
                                                Officer